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                                                                       EXHIBIT 5




                                 December 6, 1995


Hach Company
5600 Lindbergh Drive
Loveland, Colorado  80537

Ladies and Gentlemen:

     We have represented Hach Company (the "Company"), a Delaware corporation, in connection with the preparation of a Registration Statement on Form S-8 ("Registration Statement") under the Securities Act of 1933, as amended (the "Act"), in connection with the registration under the Act of 500,000 shares (the "Shares") of the Common Stock, par value $1.00 per share, of the Company to be issued pursuant to the Hach Company 1995 Employee Stock Purchase Plan (the "Plan").

     In this connection, we have examined originals or copies identified to our satisfaction of such documents, corporate and other records, certificates, and other papers as we deemed necessary to examine for purposes of this Opinion, including but not limited to the Certificate of Incorporation of the Company, as amended, the By-Laws of the Company, as amended, resolutions of the Board of Directors and shareholders of the Company, the Plan, and the form of prospectus delivered to employee-participants in connection with the Plan.

     It is our opinion that the Shares that may be issued to Plan participants, when issued or sold in accordance with the Plan, will be validly issued, fully paid and non-assessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to our identification in the Registration Statement as counsel who has passed on the legality of the Shares.

                              Very truly yours,

                              McBRIDE BAKER & COLES




                              By:  /s/Michael J. Boland
                                   --------------------------------
                                   Michael J. Boland, A Partner